Exhibit 21.1

SUBSIDIARIES OF
CAROLINA BANK HOLDINGS, INC.

Carolina Bank
 (North Carolina chartered banking corporation)

Carolina Capital Trust
 (Delaware statutory trust)

SUBSIDIARIES OF
CAROLINA BANK

CB Hope Center Properties I, LLC
(North Carolina limited liability company)

CB Hope Center Properties II, LLC
(North Carolina limited liability company)